EXHIBIT 99.1

Gladstone Capital Corporation Appoints Chief Accounting Officer

MCLEAN, Va., Dec. 9, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the "Company") announced today that its board of directors appointed Nicole Schaltenbrand as the Company's Chief Accounting Officer, effective December 7, 2015. Prior to joining the Company, Ms. Schaltenbrand served as a Senior Manager – SEC Reporting and Accounting Policy at National Rural Utilities Cooperative Finance Corporation, where she worked from 2012 to 2015. Ms. Schaltenbrand also served as a Senior Manager – Assurance Services at KPMG, LLP, where she worked from 2004 to 2012. She received a Bachelor of Science in Accounting from the Pennsylvania State University and is a licensed CPA in the Commonwealth of Virginia.

"We are extremely fortunate to have such a talented and experienced individual as Nicole join our team. I look forward to her guidance and involvement as we manage the growth path of the Company and build on the momentum of the past few years," said Bob Marcotte, President of the Company.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

CONTACT: For further information:
         Gladstone Capital Corporation, 703-287-5893